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                                                                      EXHIBIT 23

                         Consent of Independent Auditors

         We consent to the incorporation by reference in the Registration Statements pertaining to the PDG Environmental, Inc. Amended and Restated Incentive Stock Option Plan as of June 25, 1991 (Form S-8 No. 33-40698); PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors (Form S-8 No. 33-40699) and PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors (Form S-8 No. 33-40700) and in the related Prospectuses of our report dated April 7, 2004, with respect to the consolidated financial statements of PDG Environmental, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 2004.

         /s/ Parente Randolph, LLC

         Pittsburgh, Pennsylvania
         April 21, 2004